Exhibit 99.1
GCI LIBERTY REPORTS
FIRST QUARTER 2020 FINANCIAL RESULTS

Englewood, Colorado, May 7, 2020 - GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today reported first quarter 2020 results. Headlines include(1):

•Ensuring business continuity amidst COVID-19 pandemic
•GCI(2) revenue increased 9% compared to the first quarter of 2019
▪Excluding revenue related to 2019 recognized in the quarter, GCI revenue increased 4%
▪GCI Consumer revenue up 3%
▪GCI Business revenue up 14%
◦Excluding revenue related to 2019 recognized in the quarter, GCI Business revenue increased 6%
•GCI operating income and Adjusted OIBDA(3) increased
•GCI launched 5G service in Anchorage on April 17th
•Liquidity as of March 31st
▪$569 million of cash and cash equivalents, including $82 million at GCI
▪$267 million undrawn capacity under the GCI senior credit facility

"GCI remains committed to keeping Alaskans connected during this difficult time. We added 5,000 new cable modem customers in the quarter, approximately 70% of which were on our free 60 day promotional plan. Our network has experienced high demand with both voice and data usage peaking at 40 percent above normal; and the network has withstood this unprecedented demand without service interruptions to our customers," said GCI CEO, Ron Duncan. "However, like the rest of the nation, the Alaska economy has been damaged as of late and continues to struggle with the combination of historically low oil prices, a likely non-existent tourist season, and significant unemployment. Yet, our business model has been resilient and we are proud to provide critical connectivity services at this time. Our first quarter results demonstrated this, with increased revenue and Adjusted OIBDA growth.”

Note on COVID-19

GCI Liberty is monitoring and continues to assess the effects of the COVID-19 pandemic on its operations, wholly-owned businesses and various investments. COVID-19 has not had a material impact on GCI Liberty’s operating results in the first quarter, however, management has increased certain estimates, including but not limited to, allowance for doubtful accounts.

GCI Liberty is in compliance with all debt covenants as of March 31, 2020. GCI's leverage, as defined in its credit agreement, was 4.4x, versus a maximum allowable leverage of 6.5x. GCI Liberty believes it has sufficient liquidity to operate the business and does not anticipate any modifications to debt covenants will be needed in the near term.

GCI has seen a substantial increase in network traffic since early March, with utilization stabilizing at approximately 25% greater than pre-COVID-19 levels. The network continues to perform well despite higher levels of traffic. To assist Alaskans impacted by the COVID-19 pandemic, GCI launched several offers in March, providing free entry-level cable modem internet plans for new customers and free upgrades for existing customers through May 31, 2020. GCI is working directly with the Department of Education and Early Development and the Alaska Council of School Administrators to offer entry-level data plans with Wi-Fi equipment to K-12 students and teachers for free until May 31, 2020. GCI is also participating in the Federal Communications Commission's ("FCC") Keep Americans Connected Pledge, pausing disconnects and waiving late fees for residential and small business customers impacted by COVID-19 and opening its Wi-Fi hotspots to any American in need of them. Additionally, the State of Alaska has restricted GCI from charging late fees to or disconnecting residential customers impacted by COVID-19 until November 15, 2020 or the end of the public health emergency. The following discussion includes the impact of GCI's COVID-19 related offers and programs on financial results and subscriber metrics, which are expected to continue at least through the second quarter.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2020 to financial information for the same period in 2019.

GCI

GCI participates in various Universal Service Fund ("USF") programs, which provide government subsidies to customers in low income areas, including schools, libraries and other facilities. One of these programs, the USF Rural Health Care ("RHC") Program, subsidizes the rates for services provided to rural health care providers(4). In the first quarter of 2019, GCI recorded an accounts receivable reserve of $21 million and associated bad debt expense relating to an RHC customer whose requested funding was denied under the RHC Program. As a result, GCI ceased recognizing revenue related to this customer for the period from April 1, 2019 through December 31, 2019. On February 19, 2020, the FCC issued an order that granted this customer's appeal and directed the Universal Service Administrative Company ("USAC") to reverse its previous funding denials. As a result, in the first quarter of 2020, GCI began recording revenue for services provided to this customer, which totaled $3 million in the current period, and recognized $9 million of revenue that was previously unrecognized for services provided to this customer in 2019. The $21 million accounts receivable reserve related to this customer was previously reversed at the end of the fourth quarter of 2019.

The following table provides GCI’s operating metrics and financial results for the first quarter of 2019 and 2020.

(amounts in thousands, except operating metrics)	1Q19		1Q20		% Change
GCI Consolidated Financial Metrics
Revenue
Consumer	$106,590		$109,834		3	%
Business	106,621		121,727		14	%
Total revenue	$213,211		$231,561		9	%

Operating income (loss)	$(23,978)		$23,186		197	%
Operating income margin (%)	(11.2)	%	10.0	%	2,120	bps

Adjusted OIBDA(a)	$44,471		$86,395		94	%
Adjusted OIBDA margin(a) (%)	20.9	%	37.3	%	1,640	bps

GCI Consumer
Financial Metrics
Revenue
Wireless	$39,907		$40,773		2	%
Data	41,178		44,294		8	%
Video	21,021		20,762		(1)	%
Voice	4,484		4,005		(11)	%
Total revenue	$106,590		$109,834		3	%
Operating Metrics
Wireless:
Revenue generating lines in service(b)	178,200		175,000		(2)	%
Non-revenue generating lines in service(c)	10,500		4,500		(57)	%
Wireless lines in service	188,700		179,500		(5)	%
Data:
Revenue generating cable modem subscribers(d)	124,800		128,400		3%
Non-revenue generating cable modem subscribers(e)	—		3,600		NM
Cable modem subscribers	124,800		132,000		6%
Video:
Basic subscribers	86,700		79,200		(9)	%
Homes passed	253,400		253,400		—	%
Voice - Total access lines in service(f)	43,600		38,900		(11)	%

GCI Business
Financial Metrics
Revenue
Wireless	$22,757		$22,489		(1)	%
Data	69,035		84,214		22	%
Video	3,825		4,022		5	%
Voice	11,004		11,002		—	%
Total revenue	$106,621		$121,727		14	%
Operating Metrics
Wireless - Revenue generating lines in service(b)	20,900		23,700		13	%
Data - Revenue generating cable modem subscribers(d)	9,000		8,800		(2)	%
Voice - Total access lines in service(f)	35,700		34,000		(5)	%

a)See reconciling schedule 1.
b)A revenue generating wireless line in service is defined as a wireless device with a monthly fee for services.
c)A non-revenue generating wireless line in service is defined as a data-only line with no monthly fee for services.
d)A revenue generating cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.
e)A non-revenue generating cable modem subscriber is defined by the provision of basic cable modem service as a promotion to aid those impacted by COVID-19.
f)A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

GCI revenue increased in the first quarter in part due to the RHC revenue previously discussed, as well as strength in both GCI Business and GCI Consumer revenue. Compared to the same period in 2019, operating income (loss) and Adjusted OIBDA improved meaningfully due to the $30 million benefit from the successful RHC appeal (the aforementioned revenue benefit and the $21 million write-off in the first quarter of 2019, which did not recur in the first quarter of 2020) as well as improvement in GCI's core operations. The operating performance improvement was driven by continued cost efficiencies and the focus on the core facilities based Alaska market.

GCI Consumer
Consumer revenue grew in the first quarter as gains in wireless and data revenue more than offset declines in video and voice. The data revenue increase was driven by an increase in subscribers and continued migration of existing subscribers to plans offering higher speeds and data limits. Wireless revenue increased due to customers selecting higher value plans. Video and voice revenues declined due to subscriber losses.

GCI Business
GCI Business revenue increased in the first quarter due to higher data and video revenue. Data revenue increased partly due to the aforementioned recognition of $9 million of RHC revenue from services provided in 2019 as well as higher sales to education and health care customers. Video revenue increased due to higher political advertising revenue. Wireless and voice revenue were relatively flat for the quarter.

Capital Expenditures
Year to date, GCI has spent $23 million on capital expenditures, excluding capitalized interest and accrued capital expenditures from 2019. Capital expenditure spending was related primarily to improvements to the wireless and hybrid fiber coax networks.

Share Repurchases
GCI Liberty did not repurchase shares from February 1, 2020 through April 30, 2020. The total remaining repurchase authorization for GCI Liberty is approximately $494 million.

FOOTNOTES
1)GCI Liberty’s President and CEO, Greg Maffei, will discuss these headlines and other matters on GCI Liberty's earnings conference call which will begin at 5:00 p.m. (E.D.T.) on May 7, 2020. For information regarding how to access the call, please see “Important Notice” later in this document.

2)GCI Liberty’s principal asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter") and Liberty Broadband Corporation, as well as its interest in LendingTree and subsidiary Evite.
3)For a definition of Adjusted OIBDA and Adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.
4)More detailed information regarding certain regulatory matters pending before the FCC regarding USF programs, including the RHC program, can be found in GCI Liberty's Annual Report on Form 10-K for the year ended December 31, 2019.

GCI LIBERTY FINANCIAL METRICS

(amounts in thousands)	1Q19	1Q20
Revenue
GCI Holdings	$213,211	$231,561
Corporate and other	4,525	4,238
Total GCI Liberty Revenue	$217,736	$235,799

Operating Income (Loss)
GCI Holdings	$(23,978)	$23,186
Corporate and other	(8,666)	(12,603)
Total GCI Liberty Operating Income (Loss)	$(32,644)	$10,583

Adjusted OIBDA
GCI Holdings	$44,471	$86,395
Corporate and other	(6,306)	(10,329)
Total GCI Liberty Adjusted OIBDA	$38,165	$76,066

NOTES
The following financial information with respect to GCI Liberty's investments in equity securities and equity affiliates is intended to supplement GCI Liberty's consolidated statements of operations which are included in its Form 10-K and Form 10-Q for the year ended December 31, 2019 and three months ended March 31, 2020, respectively.

Fair Value of Public Holdings

(amounts in millions)	12/31/2019	3/31/2020
Charter(1)	$2,599	$2,338
Liberty Broadband(1)	5,367	4,726
LendingTree(2)	1,045	632
Total	$9,011	$7,696

(1)Represents fair value of the investments in Charter and Liberty Broadband. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.
(2)Represents fair value of the investment in LendingTree. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the balance sheet of GCI Liberty at $166 million and $165 million at December 31, 2019 and March 31, 2020, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2019	3/31/2020
Cash and Cash Equivalents:
GCI	$61	$82
Corporate and other	509	487
Total GCI Liberty Consolidated Cash	$570	$569

Debt:
Senior Notes	$775	$775
Senior Credit Facility	513	512
Finance Leases and Other(1)	110	109
Total GCI Debt	$1,398	$1,396

Margin Loan	$1,300	$1,300
1.75% Exchangeable Senior Debentures due 2046	477	477
Total Corporate Level Debt	$1,777	$1,777

Total GCI Liberty Debt	$3,175	$3,173
Premium on debt and deferred financing fees	191	143
Finance leases and tower obligation (excluded from GAAP Debt)	(103)	(102)
Total GCI Liberty Debt (GAAP)	$3,263	$3,214

Other Financial Obligations:
Indemnification Obligation(2)	$202	$180
Preferred Stock(3)	178	178

GCI Leverage(4)	5.1x	4.4x

(1)Includes the Wells Fargo Note Payable and current and long-term obligations under finance leases and communication tower obligations.
(2)Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "Charter exchangeable debentures"), as described below.
(3)Preferred shares have a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following the twenty-first anniversary of the March 8, 2018 auto conversion. The preferred stock is considered a liability for GAAP purposes.
(4)As defined in GCI's credit agreement.

GCI Liberty cash was flat for the quarter as an increase in cash at GCI was offset by corporate expense. GCI cash increased as cash from operations more than offset capital expenditures. Both GCI Liberty and GCI debt were flat for the quarter.

Pursuant to an indemnification agreement, GCI Liberty will compensate Qurate Retail for any payments made in excess of the adjusted principal amount of the LI LLC Charter exchangeable debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at GCI Liberty that underlie the LI LLC Charter exchangeable debentures. The indemnification obligation on GCI Liberty's balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of April 1, 2020, a holder of the LI LLC Charter exchangeable debentures no longer has the ability to exchange, and accordingly, the indemnification obligation was reclassified as a long-term liability as of March 31, 2020. There is $332 million principal amount of the LI LLC Charter exchangeable debentures outstanding as of March 31, 2020.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBP) President and CEO, Greg Maffei, will discuss GCI Liberty's earnings release on a conference call which will begin at 5:00 p.m. (E.D.T.) on May 7, 2020. The call can be accessed by dialing (800) 458-4121 or (720) 543-0206, passcode 5580110, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to www.gciliberty.com/events. Links to this press release and replays of the call will also be available on GCI Liberty's website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, the impact of COVID-19, Alaska's economy, the launch of new products and services, matters relating to the Universal Service Administrative Company and Rural Health Care program, indemnification by GCI Liberty, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to GCI Liberty, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the most recent Forms 10-K and Forms 10-Q, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for GCI Liberty (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. GCI Liberty defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, insurance proceeds, restructuring, acquisition and other related costs and impairment charges. Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure. GCI Liberty defines Adjusted OIBDA margin as adjusted OIBDA divided by revenue.

GCI Liberty believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, GCI Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s operating income (loss) to its Adjusted OIBDA for the three months ended March 31, 2019 and March 31, 2020, respectively.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	1Q19	1Q20
GCI Holdings
Operating Income (Loss)	$(23,978)	$23,186
Depreciation and amortization	66,953	62,361
Stock compensation expense	3,996	848
Insurance proceeds	(2,500)	—
Adjusted OIBDA	$44,471	$86,395

SCHEDULE 2

The following table provides a reconciliation of operating income (loss) calculated in accordance with GAAP to Adjusted OIBDA for GCI Liberty for the three months ended March 31, 2019 and March 31, 2020, respectively.

GCI LIBERTY ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	1Q19	1Q20
GCI Liberty
GCI Liberty Operating Income (Loss)	$(32,644)	$10,583
Stock-based compensation	5,631	2,475
Insurance proceeds	(2,500)	—
Depreciation and amortization	67,678	63,008
Consolidated GCI Liberty Adjusted OIBDA	$38,165	$76,066
GCI Holdings	$44,471	$86,395
Corporate and other	(6,306)	(10,329)

GCI LIBERTY, INC. AND SUBSIDIARIES
BALANCE SHEET INFORMATION
(unaudited)

	March 31,	December 31,
	2020	2019
	Amounts in thousands, except share amounts
Assets
Current assets:
Cash and cash equivalents	$568,762	569,520
Trade and other receivables, net of allowance for doubtful accounts of $7,795 and $7,516, respectively	106,284	114,435
Other current assets	35,599	43,868
Total current assets	710,645	727,823
Investments in equity securities	2,343,209	2,605,293
Investments in affiliates, accounted for using the equity method	166,565	167,643
Investment in Liberty Broadband measured at fair value	4,725,734	5,367,242
Property and equipment, net	1,067,592	1,090,901
Intangible assets not subject to amortization
Goodwill	855,837	855,837
Cable certificates	305,000	305,000
Other	41,500	41,500
	1,202,337	1,202,337
Intangible assets subject to amortization, net	379,885	391,979
Tax sharing receivable	74,001	84,534
Other assets, net	323,559	295,693
Total assets	$10,993,527	11,933,445

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$91,159	92,893
Deferred revenue	25,902	27,886
Current portion of debt, net of deferred financing costs	3,085	3,008
Indemnification obligation	—	202,086
Other current liabilities	84,083	69,149
Total current liabilities	204,229	395,022
Long-term debt, net, including $607,301 and $658,839 measured at fair value, respectively	3,210,630	3,263,210
Obligations under finance leases and tower obligations, excluding current portion	96,104	97,507
Long-term deferred revenue	54,940	57,986
Deferred income tax liabilities	1,303,525	1,527,109
Preferred stock	178,063	178,002
Derivative instrument	24,165	71,305
Indemnification obligation	179,746	—
Other liabilities	127,011	133,020
Total liabilities	5,378,413	5,723,161
Equity

Stockholders’ equity:
Series A common stock, $0.01 par value. Authorized 500,000,000 shares; issued and outstanding 101,319,919 shares at March 31, 2020 and 101,306,716 shares at December 31, 2019	1,013	1,013
Series B common stock, $0.01 par value. Authorized 20,000,000 shares; issued and outstanding 4,488,829 shares at March 31, 2020 and 4,437,593 shares at December 31, 2019	45	44
Series C common stock, $0.01 par value. Authorized 1,040,000,000 shares; no issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	3,223,368	3,221,885
Accumulated other comprehensive earnings (loss), net of taxes	34,145	(4,084)
Retained earnings	2,347,768	2,982,626
Total stockholders' equity	5,606,339	6,201,484
Non-controlling interests	8,775	8,800
Total equity	5,615,114	6,210,284
Commitments and contingencies
Total liabilities and equity	$10,993,527	11,933,445

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF OPERATIONS INFORMATION
(unaudited)

	Three months ended
	March 31,
	2020	2019
	Amounts in thousands, except per share amounts
Revenue	$235,799	217,736
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	69,663	68,893
Selling, general and administrative, including stock-based compensation	92,545	116,309
Depreciation and amortization expense	63,008	67,678
Insurance proceeds	—	(2,500)
	225,216	250,380
Operating income (loss)	10,583	(32,644)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(36,255)	(37,618)
Share of earnings (losses) of affiliates, net	(707)	(3,296)
Realized and unrealized gains (losses) on financial instruments, net	(833,992)	1,009,600
Tax sharing agreement	(10,533)	9,081
Other, net	2,380	2,768
	(879,107)	980,535
Earnings (loss) before income taxes	(868,524)	947,891
Income tax (expense) benefit	236,622	(269,405)
Net earnings (loss)	(631,902)	678,486
Less net earnings (loss) attributable to the non-controlling interests	(25)	(57)
Net earnings (loss) attributable to GCI Liberty, Inc. shareholders	$(631,877)	678,543
Basic net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$(5.99)	6.47
Diluted net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$(5.99)	6.41

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS INFORMATION
(unaudited)

	Three months ended
	March 31,
	2020	2019
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$(631,902)	678,486
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	63,008	67,678
Stock-based compensation expense	2,475	5,631
Share of (earnings) losses of affiliates, net	707	3,296
Realized and unrealized (gains) losses on financial instruments, net	833,992	(1,009,600)
Deferred income tax expense (benefit)	(236,622)	269,397
Other, net	19	2,489
Change in operating assets and liabilities:
Current and other assets	(3,431)	11,801
Payables and other liabilities	2,417	(8,113)
Net cash provided (used) by operating activities	30,663	21,065
Cash flows from investing activities:
Capital expended for property and equipment	(35,665)	(40,114)
Other investing activities, net	1,088	803
Net cash provided (used) by investing activities	(34,577)	(39,311)
Cash flows from financing activities:
Repayment of debt, finance leases and tower obligations	(2,259)	(4,739)
Repurchases of GCI Liberty common stock	—	(43,910)
Other financing activities, net	(1,065)	(1,929)
Net cash provided (used) by financing activities	(3,324)	(50,578)
Net increase (decrease) in cash, cash equivalents and restricted cash	(7,238)	(68,824)
Cash, cash equivalents and restricted cash at beginning of period	576,150	492,032
Cash, cash equivalents and restricted cash at end of period	$568,912	423,208